Exhibit 10.8

EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of the ___ day of June, 2011 by and between BioZone Pharmaceuticals, Inc., a Nevada corporation with principal offices at 4400 Biscayne Boulevard, Miami, FL 33137 (together with its successors and assigns, "BioZone"), and Brian Keller (the "Executive").

W I T N E S S E T H:

WHEREAS, BioZone desires to employ Executive pursuant to an agreement embodying the terms of such employment (this "Agreement") and Executive desires to accept such employment subject to the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, BioZone and Executive (individually a "Party" and together the "Parties") agree as follows:

1.           TERM OF EMPLOYMENT. The term of Executive's employment under this Agreement shall commence on the date of this Agreement (the "Effective Date") and continue for a period of three (3) years following the Effective Date (the "Term"), unless terminated earlier in accordance herewith.

2.           POSITION, DUTIES AND RESPONSIBILITIES.

(a)           Generally. Executive shall serve as President and Chief Scientific Officer of BioZone and shall serve as a member of the Board of Directors (the "Board") of BioZone, during the Term. Executive agrees to nominate and vote in favor of up to four additional members of the Board of Directors (as shareholder or to create and fill any vacancy), to create a Board of Directors consisting of not less than seven members.  Such nominees shall be designated by the Chairman of the Board of Directors and as may be required by investors in the Company pursuant to any agreement of understanding at the time of such investment. Executive shall have and perform such duties, responsibilities, and authorities as are customary for the President of corporations of similar size and businesses as Biozone as they may exist from time to time and as are consistent with such positions and status.

(b)           Annual Objectives. Executive acknowledges that the Board, in consultation with Executive, will establish annual objectives for Executive to satisfy. Executive agrees to use his best efforts to substantially achieve these annual objectives.

3.           BASE SALARY.  Executive shall be paid an annualized salary ("Base Salary"), payable in accordance with BioZone's regular payroll practices, of $200,000.

4.           BONUSES.  During the Term, Executive shall be entitled to an annual bonus (the “Annual Bonus”) if the Company meets or exceeds criteria adopted by the Compensation Committee of the Board (the “Compensation Committee”) for earning Bonuses in such amount as to be determined by the Compensation Committee.  In the event that for any reason the Compensation Committee is unable to act or if there shall be no such Compensation Committee, then all references herein to the Compensation Committee (except in the proviso to this sentence) shall be deemed to be references to the Board.

5.           LONG-TERM INCENTIVE PROGRAMS.  Executive shall be eligible to participate in BioZone’s long-term incentive compensation programs, including stock options, stock grants and other equity awards, as may be established by the Board from time to time.

6.           EMPLOYEE BENEFIT PROGRAMS.

(a)           General Benefits. During the Term, Executive shall be entitled to participate in such employee benefit plans and programs of BioZone as are made available to BioZone's senior-level executives or to its employees generally, as such plans or programs may be in effect from time to time, including without limitation, each of the following: health, medical, dental, long-term disability, travel accident, life insurance plans or nonqualified retirement plans.

(b)           Vacation. Executive shall be entitled to four weeks of vacation for each year he is employed with BioZone and to a reasonable number of other days off for religious and personal reasons.

7.           CLAWBACK RIGHTS.

(a)           The Annual Bonus, and any and all stock based compensation (such as options and equity awards) (collectively, the “Clawback Benefits”) shall be subject to “Company Clawback Rights” as follows: During the period that Executive is employed by the Company and  upon the termination of Executive’s employment and for a period of three (3) years thereafter, if there is a Restatement (as defined below) of any financial results from which any Clawback Benefits to Executive shall have been determined, Executive agrees to repay any amounts which were determined by reference to any Company financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the Restatement of the Company’s financial information.  All Clawback Benefits amounts resulting from such restated financial results shall be retroactively adjusted by the Compensation Committee to  take into account the restated results, and any excess portion  of  the Clawback Benefits  resulting from such restated results shall be immediately surrendered to the Company  and if not so surrendered within ninety (90) days of the revised calculation being provided to Executive by the Compensation Committee following a publicly announced Restatement, the Company shall have the right to take any and all action to effectuate such adjustment. The calculation of the Revised Clawback Benefits amount shall be determined by the Compensation Committee and applicable law, rules and regulations.  All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Company and Executive.  The Clawback Rights shall be subject to applicable law, rules and regulations. For purposes of this Section 7, a restatement of financial results that requires a repayment of a portion of the Clawback Benefits amounts shall mean “a restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or  requirements which were not in effect on the date the financial statements were originally prepared (“Restatement”)”.  The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatement conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect.  Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd Frank Act and such rules and regulation as hereafter may be adopted and in effect.

(b)           Notwithstanding the foregoing, the Clawback Benefits, including Share Awards, shall be subject to automatic forfeiture to the Company if at any time during the period that the Executive is employed by the Company and upon the termination of the Executive’s employment and for a period of three (3) years thereafter if there is (i) any breach of any Agreement by Executive relating to confidentiality, non-competition, non-raid of employees, or non-solicitation of vendors or customers; or (ii) any material breach of Company policy or procedures which causes harm to the Company, as determined by the Board (collectively, the “Fiduciary Clawbacks”).  In the event of a Fiduciary Clawback, the Executive shall forfeit the Clawback Benefits, including Share Awards, to the Company within ninety (90) days of the occurrence of a breach pursuant to (i) or (ii) herein.

8.           INVENTIONS.

(a)           If at any time during the Term, Executive shall invent, discover, or devise, either by himself or jointly with any other person, any invention, design, idea or any other form of intangible property (together "Invention") which relates to, or is connected or capable of being utilized, directly or indirectly, in connection with any trade or business being conducted at the time by BioZone or any Subsidiary or affiliate, the Invention shall, to the extent of Executive's entire interest, be the sole property of BioZone, and BioZone shall have the exclusive right to use, adapt or patent (or not to do so) the same, as determined by BioZone in its sole and absolute discretion. Executive shall immediately communicate to BioZone the full details of any such Invention and if BioZone applies for a patent in respect of such Invention, it shall make the patent application in the joint names of BioZone and Executive and Executive shall concur in applying for such Invention patent, and, at BioZone's sole expense, shall prepare all necessary specifications and drawings and give every assistance in Executive's power to procure the patent grant. Executive's interest in any such patent when granted shall be unconditionally and irrevocably assigned to BioZone.

(b)           Executive shall, both during and after the Term, at BioZone's request and sole expense, do all reasonable acts and things and shall execute all documents that BioZone may consider necessary or desirable to make such Invention available to BioZone and to perfect and defend BioZone's title to the Invention, including, but not limited to Executive irrevocably appointing BioZone as his attorney and agent and in his name and/or on his behalf for signing, executing or otherwise completing any deed or document and to do all acts and things that BioZone may reasonably consider necessary or expedient for purposes of this Section 6.

9.           REIMBURSEMENT OF BUSINESS EXPENSES. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and BioZone shall promptly reimburse him for all business expenses incurred in connection therewith, subject to documentation in accordance with BioZone's applicable policies.

10.           TERMINATION OF EMPLOYMENT.

(a)           Termination Due To Executive's Death or Disability. In the event Executive's employment with BioZone is terminated due to his death or disability, Executive, his estate or his beneficiaries, as the case may be, shall be entitled to and their sole remedies under this Agreement shall be:

(i)           Earned and unpaid Base Salary through the date of death or date of termination of Executive's employment by BioZone ("Termination Date") for disability, payable in a cash lump sum no later than 15 days following the Termination Date; and

(ii)           all accrued and unpaid vacation time and all other additional benefits then due or earned in accordance with applicable plans and programs of BioZone.

For purposes of this Section 10(a), the term "Disability" means any illness or incapacity which prohibits Executive from rendering services of the character as contemplated hereunder (i) for a period of 120 consecutive days or 150 days out of 12 consecutive months, or (ii) which is expected to result in Executive's death or be of indefinite duration.

(b)           Termination for Cause.

(i)           "Cause" shall mean:

A.           Executive's refusal or failure to carry out specific lawful Board directive(s) which are of a material nature and consistent with his status as President and Chief Scientific Officer;

B.           Executive's willful refusal or failure to perform a material part of his duties hereunder;

C.           Commission by Executive of a material breach of this Agreement;

D.           Executive's conviction of any felony (or plea of guilty or nolo contendere thereto) that involves moral turpitude;

E.           Willful misconduct by Executive with regard to BioZone or its subsidiaries or their affiliates, assets, businesses or employees; or

F.           Executive commits a fraudulent or dishonest act in his relations with BioZone or its subsidiaries or affiliates ("Dishonest" for this purpose means Executive's knowing or reckless material statement or omission for his own benefit).

(ii)           A termination for Cause shall not take effect unless the provisions of this paragraph (ii) are complied with. Executive shall be given written notice by BioZone of its intention to terminate him for Cause, such notice to state in detail the particular alleged act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based. Executive shall have 10 business days after the date that such written notice has been received by him in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, Executive shall then be entitled to appear at a special hearing before the Board that is held for the purpose of determining whether Cause exists.  Such hearing shall be held within 15 days of such notice to Executive, provided he requests such hearing within 10 days of the written notice from BioZone stating its intention to terminate him for Cause.  If, within five(5) days following such hearing, Executive is furnished written notice by the Board that it has (excluding Executive if he is a member of the Board) determined that, in its good faith judgment, grounds for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause.

(iii)           In the event BioZone terminates Executive's employment for Cause, he shall be entitled to and his sole remedies under this Agreement shall be earned and unpaid Base Salary through the Termination Date, payable in a cash lump sum no later than 15 days following the Termination Date; and all accrued and unpaid vacation time and all other additional benefits then due or earned in accordance with BioZone's applicable plans or programs.

(c)           Termination Without Cause. In the event Executive's employment with BioZone is terminated without Cause (which termination shall be effective as of the date specified by BioZone in a written notice to Executive), other than due to Executive's death or Disability, Executive shall be entitled to and his sole remedies under this Agreement shall be:

(i)           earned and unpaid Base Salary through the Termination Date, payable in a cash lump sum no later than 15 days following such date;

(ii)           the sum of Executive's Base Salary, at the annualized rate in effect on the Termination Date (or, in the event a reduction in Base Salary is a basis for a Termination by Executive for Good Reason, then the Base Salary in effect immediately prior to such reduction) divided by 12 ("Monthly Continuation Payments") and which Monthly Continuation Payments are to be paid to Executive for a period of 6 months but not to extend beyond the last day of the Term (the "Severance Period");

(iii)           any outstanding stock options or shares of Restricted Stock which are unvested shall vest and Executive shall have the right to exercise any vested stock options during the Severance Period or for the remainder of the exercise period;

(iv)           continued participation in all medical, health and life insurance plans at the same benefit level at which he was participating on the date of the termination of his employment until the earlier of the end of the Severance Period or the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis); and

(v)           all accrued and unpaid vacation and all other additional benefits then due or earned in accordance with BioZone’s applicable plans or programs.

"Termination Without Cause" shall mean BioZone terminates Executive's employment for any reason other than Cause (as defined in Section 10(b)) or due to Executive's death or Disability.

(d)           No Mitigation; No Offset. In the event of any termination of employment, Executive shall be under no obligation to seek other employment; amounts due Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that he may obtain or for any other reason.

(e)           Nature of Payments. Any amounts due under this Section 8 are in the nature of severance payments considered to be reasonable by BioZone and are not in the nature of a penalty.

(f)           Exclusivity of Severance Payments. Upon termination of Executive's employment during the Term, he shall not be entitled to any severance payments or severance benefits from BioZone or any payments by BioZone on account of any claim by him of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws, other than the payments and benefits provided in this Section 10.

(g)           Release of Employment Claims. Executive and BioZone agree, as a condition to receipt of the termination payments and benefits provided for in this Section 8, that he will execute a mutual release agreement, in a form reasonably satisfactory to BioZone, releasing their claims against one another arising out of Executive's employment (other than enforcement of this Agreement, Executive's rights under any of BioZone's incentive compensation and employee benefit plans and programs to which he is entitled under this Agreement, any claim for any tort for personal injury not arising out of or related to his termination of employment and Executive’s right to indemnification under BioZone’s by-laws or coverage under any director’s and officer’s insurance policy).

11.           SECTION 409A.

The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii).  Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule.  Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit.  Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Executive terminations plus (y) the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

12.           CONFIDENTIALITY; COOPERATION WITH REGARD TO LITIGATION; NON-DISPARAGEMENT.

(a)           During the Term and thereafter, Executive shall not, without BioZone's prior written consent, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by Executive to keep such information confidential) or make use of any Confidential Information except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of BioZone or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that Executive is so ordered, he shall give prompt written notice to BioZone to allow BioZone the opportunity to object to or otherwise resist such order.

(b)           During the Term and thereafter, Executive shall not disclose the existence or contents of this Agreement beyond what is disclosed in any proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. In the event that disclosure is so required, Executive shall give prompt written notice to BioZone to allow BioZone the opportunity to object to or otherwise resist such requirement. This restriction shall not apply to such disclosure by him to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

(c)           "Confidential Information" shall mean all information concerning the business of BioZone or any Subsidiary relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (ii) regarding BioZone's business or industry properly acquired by Executive in the course of his career as an executive in BioZone's industry and independent of Executive's employment by BioZone. For this purpose, information known or available generally within the trade or industry of BioZone or any Subsidiary shall be deemed to be known or available to the public.

(d)           "Subsidiary" shall mean any corporation controlled directly or indirectly by BioZone.

(e)           Executive agrees to cooperate with BioZone, during the Term and thereafter, by making himself reasonably available to testify on behalf of BioZone or any Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist BioZone, or any Subsidiary, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to BioZone, or any Subsidiary as reasonably requested; provided however, that the same does not materially interfere with his then current professional activities. BioZone agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.

(f)           Executive agrees that, during the Term and thereafter he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage BioZone or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. BioZone agrees that, during the Term and thereafter BioZone will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Executive or BioZone from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

13.           NON-COMPETITION.  During the period beginning with the Effective Date and ending 24 months following the Termination Date, Executive shall not engage in Competition with BioZone or any Subsidiary. "Competition" shall mean engaging in any activity, except as provided below, for a Competitor of BioZone or any Subsidiary, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or otherwise. A "Competitor" shall mean any corporation or other entity which competes directly or indirectly with the business conducted by BioZone, as determined on the date of termination of Executive's employment. If Executive commences employment or becomes a consultant, principal, agent, officer, director, partner, or shareholder of any entity that is not a Competitor at the time Executive initially becomes employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity, future activities of such entity shall not result in a violation of this provision unless (x) such activities were contemplated by Executive or the entity to which he is providing services at the time Executive initially became employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity or (y) Executive commences directly or indirectly overseeing or managing the activities of an entity which becomes a Competitor during the Restriction Period.

14.           NON-SOLICITATION/ NON-INTERFERENCE.  During the period beginning with the Effective Date and ending 24 months following the Termination Date, Executive shall not induce employees of BioZone or any Subsidiary to terminate their employment, nor shall Executive solicit or encourage any of BioZone's or any Subsidiary's non-retail customers, or any corporation or other entity in a joint venture relationship (directly or indirectly) with BioZone or any Subsidiary, to terminate or diminish their relationship with BioZone or any Subsidiary or to violate any agreement with any of them. During such period, Executive shall not hire, either directly or through any employee, agent or representative, any employee of BioZone or any Subsidiary or any person who was employed by BioZone or any Subsidiary within 180 days of such hiring.

15.           REMEDIES.  If Executive breaches any of the provisions contained in Sections 12, 13 or 14 above, BioZone shall have the right to terminate immediately all payments and benefits due under this Agreement and shall have the right to seek injunctive relief. Executive acknowledges that such a breach of Sections 12, 13 or 14 above would cause irreparable injury and that money damages would not provide an adequate remedy for BioZone; provided however, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of 12, 13 or 14 above has occurred.

16.           RESOLUTION OF DISPUTES. Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under Section 12, shall be resolved by binding arbitration, to be held at an office closest to BioZone's principal offices in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses.

17.           ASSIGNABILITY; BINDING NATURE.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of BioZone under this Agreement may be assigned or transferred by BioZone except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of BioZone's assets; provided that, the assignee or transferee is the successor to all or substantially all of BioZone's assets and such assignee or transferee assumes BioZone's liabilities, obligations and duties as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided below.

18.           REPRESENTATION.  BioZone represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

19.           ENTIRE AGREEMENT.  This Agreement (and any option or Restricted Stock grant agreements) contains the entire understanding and agreement between the Parties concerning the subject matter contained herein and, as of the Effective Date, with respect thereto supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, (including, without limitation, the Prior Agreement, which is being amended and restated as set forth herein).

20.           AMENDMENT OR WAIVER.  No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of BioZone. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of BioZone, as the case may be.

21.           SEVERABILITY.  In the event that any provision or portion of this Agreement, including, without limitation, Section 14, 15 or 16 shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

22.           SURVIVORSHIP.  The respective rights and obligations of the Parties hereunder shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

23.           BENEFICIARIES/REFERENCES.  Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving BioZone written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

24.           GOVERNING LAW/JURISDICTION.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws. Subject to Section 16, BioZone and Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for New York, or (ii) any of the courts of the State of New York. BioZone and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. BioZone and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

25.           NOTICES.  Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to BioZone:

BioZone Pharmaceuticals, Inc.
4400 Biscayne Boulevard, Suite 850
Miami, FL 33137
Attention: Chief Financial Officer

with copies to (such copies not constituting notice):

BioZone Pharmaceuticals, Inc.
4400 Biscayne Boulevard, Suite 850
Miami, FL 33137
Attention: Chairman of the Governance and Nominating Committee of the Board

If to EXECUTIVE:

Brian Keller
5058 Nortonville Way
Antioch, CA 94531

26.           HEADINGS.  The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

27.           COUNTERPARTS.  This Agreement may be executed in two or more counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

BioZone Pharmaceuticals, Inc.
__________________________________________
By: Roberto Prego Novo
Title: President
EXECUTIVE

___________________________________________
Brian Keller